Exhibit 99.2

ZURA BIO LIMITED

2023 EQUITY INCENTIVE PLAN

SHARE OPTION AGREEMENT (ISOs) - U.S.

Participant:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-%

Type of Option:	Incentive Share Option

Exercise Price Per Share:	%%OPTION_PRICE,'$YYY,YYY,YYY.YY'%-%

Total Number of Shares:	%%TOTAL_SHARES_GRANTED,’YYY,YYY,YYY’%-%

Vesting Commencement Date:	%%VEST_BASE_DATE,'Month DD, YYYY'%-%

Vesting Schedule:	Option will vest as shown in the Vest Schedule on the corporate broker’s website, subject to the Participant’s continued service with the Company through each applicable vesting date.

This Share Option Award Agreement (the “Agreement”), dated as of the date indicated in the table above (the “Grant Date”), is between Zura Bio Limited, a Cayman Islands exempted company (the “Company”), and you (the “Participant”) as the recipient of an Option grant during the Company’s fiscal year 2026.

The Company desires to provide you with an opportunity to purchase Class A Ordinary Shares, as provided in this Agreement in order to carry out the purpose of the Company’s 2023 Equity Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.	Grant of Option.

The Company hereby grants to you, as an Award, an Option to purchase all or any part of the aggregate number of shares indicated in the table above Class A Ordinary Shares on the terms and conditions contained in this Agreement and the Plan. The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.	Option Price.

The exercise price (the “Option Price”) per Class A Ordinary Share subject to the Option shall be the price indicated in the table above.

3.	Term of Option and Exercisability.

The term of the Option shall be for a period of ten (10) years from the Grant Date (the “Expiration Date”) or such shorter period as is prescribed in this Agreement. This Option shall become vested, provided that you remain continuously employed by the Company or an Affiliate until the respective vesting dates, as follows:

(a)	The Option will begin vesting on the Vesting Commencement Date indicated in the table above. Commencing as of the Vesting Commencement Date, the Options will vest according to the Vesting Schedule indicated in the table above, subject to your continued employment with the Company through each applicable vesting date. For the avoidance of doubt, if you do not commence employment and remain continuously employed by the Company or an Affiliate for a minimum of one year, the Option will never vest and be forfeited by you.

(b)	To the extent the Option is exercisable, you may exercise it in whole or in part, at any time, or from time to time, prior to the termination of the Option.

To obtain the federal income tax advantages associated with an Incentive Share Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. If the Company provides for the extended exercisability of your Option under certain circumstances for your benefit, your Option will not necessarily be treated as an Incentive Share Option if you exercise your Option more than three months after the date your employment terminates.

4.	Effect of Termination of Employment.

(a)	If you cease to be employed by the Company or an Affiliate other than by reason of your death or Disability, any portion of the Option that was not vested on the date of your termination of employment shall be forfeited and any portion of the Option that was vested on the date of your termination of employment may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is three (3) months following the date of your termination of employment;

(b)	if you terminate employment with the Company or an Affiliate due to death, the Option shall become immediately exercisable in full as of the date of your death and may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is one (1) year after the date of your death. The Option may be exercised by your personal representative or the administrators of your estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution; provided, however, that no transfer by will or the applicable laws of descent and distribution of any Options which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or

(c)	if you terminate employment with the Company or an Affiliate on account of Disability (as defined in the Plan) while employed by the Company or an Affiliate, the Option shall become immediately exercisable in full as of the Disability Date (as defined below) and may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is one (1) year after the date that a determination of Disability is made by the Committee (the “Disability Date”). The Option may be exercised by your personal representative.

(d)	In the event of a Change in Control and your employment is terminated by the Company without Cause or by you for Good Reason within twenty-four (24) months following a Change in Control, notwithstanding any provision of the Plan or this Agreement to the contrary, the Option shall become immediately vested and exercisable with respect to 100% of the shares subject to the Option.

5.	Clawback and Forfeiture.

In the event that you violate any of the terms of this Agreement, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) you shall return to the Company any Class A Ordinary Shares that vested and any distributions with respect to such vested Class A Ordinary Shares (including any cash dividends or other distributions) received by you or your personal representative and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such Class A Ordinary Shares, and (ii) the unexercised portion of your Option, whether vested or unvested, shall be immediately forfeited.

6.	Application of Clawback Policy and Equity Ownership Guidelines.

This Option and any rights to Class A Ordinary Shares or other property in connection with this Option are subject to terms and conditions of the Company’s Incentive Compensation Recoupment Policy (the “Clawback Policy”) and Equity Ownership Guidelines (collectively, the “Policies”), each as may be amended and in effect from time to time. By accepting this Option, you voluntarily agree and acknowledge that: (a) the Policies have either been previously or contemporaneously provided to you with this Agreement, or, to the extent not previously or contemporaneously provided to you with this Agreement, will be provided to you promptly upon implementation thereof, (b) the Policies are part of this Share Option Award Agreement, (c) the Company may cancel this Option, require reimbursement of Class A Ordinary Shares acquired under this Option and effect any other right of recoupment as provided under the Plan or otherwise in accordance with these Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, (d) you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan, this Option, or otherwise in accordance with the Clawback Policy, and (e) you understand the terms and conditions set forth in the Policies and this Section 6. The Company’s rights under this Section 6 shall be in addition to its rights under Section 29 of the Plan.

7.	Method of Exercising Option.

(a)	Subject to the terms and conditions of this Agreement, you may exercise your Option by following the procedures established by the Company from time to time. In addition, you may exercise your Option by written notice to the Company as provided in Section 11 of this Agreement that states (i) your election to exercise the Option, (ii) the Grant Date of the Option, (iii) the Option Price of the Class A Ordinary Shares subject to the Option, (iv) the number of shares of Class A Ordinary Shares as to which the Option is being exercised, (v) the manner of payment and (vi) the manner of payment for any income tax withholding amount. The notice shall be signed by you or the Person or Persons exercising the Option. The notice shall be accompanied by payment in full of the Option Price for all Class A Ordinary Shares designated in the notice. To the extent that the Option is exercised after your death or the Disability Date, the notice of exercise shall also be accompanied by appropriate proof of the right of such Person or Persons to exercise the Option.

(b)	Payment of the Option Price shall be made to the Company through one or a combination of the following methods:

(i)	cash, in United States currency (including check, draft, money order or wire transfer made payable to the Company);

(ii)	delivery (either actual delivery or by attestation) of Class A Ordinary Shares acquired by you having a Fair Market Value on the date of exercise equal to the Option Price. You shall represent and warrant in writing that you are the owner of the Class A Ordinary Shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions, and you shall duly endorse in blank all certificates delivered to the Company;

(iii)	to the extent permitted by applicable laws and the Company, delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Class A Ordinary Shares and to deliver all or part of the proceeds of such sale to the Company in payment of the Option Price; or

(iv)	with the consent of the Company, by having the Company withhold the number of Class A Ordinary Shares that would otherwise be issuable in an amount equal in value to the Option Price.

8.	Taxes.

(a)	You acknowledge that you will consult with your personal tax adviser regarding the income tax consequences of exercising the Option or any other matters related to this Agreement. If you are employed by the Company or an Affiliate, in order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)	In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the exercise of the Option by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Class A Ordinary Shares otherwise to be delivered upon exercise of the Option having a Fair Market Value on the day of the exercise of the Option equal to the amount of such taxes, or (iii) delivering to the Company Class A Ordinary Shares having a Fair Market Value on the day of the exercise of the Option equal to the amount of such taxes. The Company will not deliver any fractional share of stock but will pay, in lieu thereof, the Fair Market Value of such fractional share. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of Class A Ordinary Shares that may be withheld to satisfy any applicable tax withholding obligations arising from the exercise of the Option may not exceed such number of Class A Ordinary Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such exercise, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If you do not make a tax withholding election under this Section 8(b), the Company shall withhold Class A Ordinary Shares as provided in Section 8(b)(ii) above.

9.	Incentive Share Option Disposition Requirement

If your Option is an Incentive Share Option, you must notify the Company in writing within 15 days after the date of any disposition of any Class A Ordinary Shares issued upon exercise of your Option that occurs within two years after the date of your Option grant or within one year after such Class A Ordinary Shares are transferred upon exercise of your Option.

10.	Adjustments.

In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, Class A Ordinary Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Class A Ordinary Shares covered by the Option such that an adjustment is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of the shares covered by the Option and the Option Price of the Option.

11.	General Provisions.

(a)	Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)	No Rights as a Shareholder. Neither you nor your legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the Class A Ordinary Shares subject to the Option unless and until such shares are issued upon exercise of the Option.

(c)	No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to continue to be retained as an employee of the Company or an Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d)	Option Not Transferable. Except as otherwise provided by the Plan or by the Committee administering the Plan, the Option shall not be transferable other than by will or by the laws of descent and distribution and the Option shall be exercisable during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company or any Affiliate.

(e)	Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of Class A Ordinary Shares as will be sufficient to satisfy the requirements of this Agreement.

(f)	Securities Matters. The Company shall not be required to deliver any Class A Ordinary Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(g)	Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(h)	Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(i)	Arbitration. The parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in New York, NY.

(j)	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Cayman Islands (without giving effect to the conflict of law principles thereof). Subject to Section 11(i) hereof, you agree that the state and federal courts of New York shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in New York, NY.

(k)	Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Zura Bio Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

With a copy to:

Zura Bio Limited

Attn: Legal Department

1489 W Warm Springs Rd., Suite 110

Henderson, NV 89014

Email: notices@zurabio.com

(l)	Offset. Any severance or other payments or benefits to you under the Company’s plans and agreements may be reduced, in the Company’s discretion, by any amounts that you owe the Company under Section 5 or Section 6 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under applicable laws.

(m)	Award Agreement and Related Documents. In connection with your Option grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Human Resources department: (i) the Plan; (ii) a prospectus relating to the Plan; (iii) the Clawback Policy; and (iv) Equity Ownership Guidelines.

[Signature page to follow]

ZURA BIO LIMITED:

Kim Davis
Chief Legal Officer

PARTICIPANT:
%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

[Signature Page to Share Option Award Agreement]